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                                                                    Exhibit 99.1

                            [LETTERHEAD OF RENT-WAY]

                  RENT-WAY COMPLETES MERGER WITH HOME CHOICE;
                        ENTERS INTO NEW CREDIT FACILITY

          Erie, Pa. -- Rent-Way, Inc. (NYSE-RWY) announced today the completion of its previously announced merger with Home Choice Holdings, Inc. (NASDAQ-HMCH). The merger was approved at special meetings of the shareholders of Rent-Way and Home Choice held today. Rent-Way is now the second-largest company in the rental-purchase industry.

          In connection with the merger, Rent-Way will issue approximately 10 million shares to the stockholders of Home Choice based on an exchange ratio of
0.588 Rent-Way shares for each Home Choice share. The merger will be accounted for as a pooling-of interests. The current Board of Directors and executive officers of Rent-Way will continue in place following the merger.

          Commenting on the merger, William E. Morgenstern, President and Chief Executive Officer of Rent-Way, said, "We expect to bring our significant acquisition experience to bear by quickly and efficiently integrating Home Choice's operations and emerging a stronger and even more dynamic company. We have an opportunity to consolidate back office operations, achieve economies of scale with field operations, marketing and product sourcing and improve performance of the Home Choice stores. Therefore, we believe this acquisition, net of transaction costs, will be accretive to earnings per share for fiscal 1999."

          In connection with the merger, Rent-Way entered into a new secured revolving credit facility provided by a syndicate of banks led by National City Bank of Pennsylvania, NationsBank, N.A. and Harris Bank. A portion of this facility was used in connection with Rent-Way's assumption of Home Choice indebtedness in the merger and to refinance debt under Rent-Way's previous credit facility. Subject to compliance with certain formulas, the remaining portion of the credit facility will be available to finance additional acquisitions.

          Rent-Way operates 865 rental-purchase stores located in 35 states. Rent-Way rents quality, brand name merchandise such as home entertainment equipment, furniture and major appliances on a week-to-week or month-to-month basis under full service rental-purchase agreements that permit the customer to acquire ownership of the merchandise at the conclusion of an agreed upon rental period.

          This press release contains certain forward-looking statements within the meaning of Section 27(A)(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Act of 1934 that involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by any such statements. Such factors include, among others, the ability


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of Rent-Way to consolidate Home Choice's operations with Rent-Way's operations and to achieve economies of scale, to improve the performance of the Home Choice stores, to integrate those stores profitably into Rent-Way's operations and the factors set forth in Rent-Way's Annual Report on Form 10-K for the year ended September 30, 1997 and Quarterly Reports on Form 10-Q for the three months ending June 30, 1998, March 31, 1998 and December 31, 1997.

          For more information, visit www.rentway.com